T Bancshares

Welcome!
2015 Annual Meeting
June 24, 2015

Bancshares

Another Great Year in 2014

- Grew to $163 million in total assets, 13% over 2013.
- Pre-tax income of $4.8 million compared to $3.2 million in 2013.
- Net income of $3 million.
- ROAA 1.93% - ROAE 14.65%.
- Earnings per share - $0.75
- Net loan growth of 13%.
- Trust assets over $1 billion.

T Bancshares

First Quarter 2015

- Grew to $171 million in total assets.
- Net income of $727,000, $0.18 per share.
- ROAA 1.78% - ROAE 12.6% compared to 0.67% and 5.15% as of 3/31/14.
- Net loan balances of $140.9 million compared to $129.7 million at 12/31/14.
- Loan sales of $4 million for a gain of $360,000.
- Per share book value of $6.10.

Bancshares

Progress in 2015

- Gross loan origination (committed amounts) of $31.8 million.
  - SBA - $10.5 million.
  - Dental/Professional - $12 million.
  - Community Bank - $9.3 million.
- Loan sales of $4 million.
- Net loans - $144.9 million including $7.8 million HFS.
- Trust balances as of 5/31/15 are $1.1 billion.

Bancshares



$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$-
12/31/2011
1/31/2012
2/29/2012
3/31/2012
4/30/2012
5/31/2012
6/30/2012
7/31/2012
8/31/2012
9/30/2012
10/31/2012
11/30/2012
12/31/2012
1/31/2013
2/28/2013
3/31/2013
4/30/2013
5/31/2013
6/30/2013
7/31/2013
8/31/2013
9/30/2013
10/31/2013
11/30/2013
12/31/2013
1/31/2014
2/28/2014
3/31/2014
4/30/2014
5/31/2014
6/30/2014
7/31/2014
8/31/2014
9/30/2014
10/31/2014
11/30/2014
12/31/2014
1/31/2015
2/28/2015
3/31/2015
4/30/2015

TBNC Closing Price as of Last Trading Day of Month

Bancshares


TBNC
T BANCSHARES INC
7.25 0.26 (3.72%) AS OF 2:17:02PM ET 06/16/2015 Refresh
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Date 06/24/2015 Open 7.15 High 7.25 Low 6.90 Close 7.25
TBNC
T BANCSHARES INC
7.25
7.00
6.50
6.00
5.50
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
Volume 16,700
50.00K
0.00
2011
2012
2013
2014
2015

T Bancshares


32%
86%
63%
73%
64%
75%
78%
93%
89%
98%
108%
114%
106%
113%
12/31/11
3/31/12
6/30/12
9/30/12
12/31/12
3/31/13
6/30/13
9/30/13
12/31/13
3/31/14
6/30/14
9/30/14
12/31/14
3/31/15

Price to Book Value as of Last Trading Day of each Quarter

Unaudited

Bancshares



70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
57.21%
46.53%
2.59%
5.03%
1.26%
3.55%
-5.57%
-3.10%
-5.36%
-2.49%
10
10/7.5
10/7.5/2
10/2
2
$5.75
$7.15

Hypothetical Internal Rate of Return on Investment

Based on hypothetical stock basis and full participation in various historical public offerings, stock rights offerings and/or limited public offerings. Assumes sale of shares on 6/24/14 and 6/24/15 at closing market price of $5.75 and $7.15, respectively. Actual IRR will be different than this illustration.

Bancshares

Buyer	Seller	Transaction Date	Price/Tang Book Value %	Price/LTM Net Inc X	Total Assets ($000)
First Financial Bankshares, Inc.	FBC Bancshares, Inc.	04/01/15	404.5	17.0	$ 371,810
Independent Bank Group, Inc.	Houston City Bancshares, Inc.	06/02/14	197.0	16.9	$ 322,969
Green Bancorp, Inc.	SP Bancorp, Inc.	05/05/14	145.3	36.5	$ 304,009
IBERIABANK Corporation	First Private Holdings, Inc.	02/11/14	199.8	44.4	$ 357,442
Independent Bank Group, Inc.	BOH Holdings Inc.	11/21/13	262.4	17.4	$ 924,573
Veritex Holdings, Inc.	IBT Bancorp, Inc.	03/09/15	172.8	19.1	$ 121,420
Olney Bancshares of TX	Vintage Shares, Inc.	12/24/14	220.8	11.5	$ 187,006
Olney Bancshares of TX	HBank Texas	06/25/14	162.5	16.3	$ 111,559
Independent Bank Group, Inc.	Live Oak Financial Corp.	08/22/13	143.9	19.2	$ 122,905
Independent Bank Group, Inc.	Collin Bank	07/19/13	112.6	NM	$ 204,092
	Average		202.2	22.0	
	Average W/O Outliers		188.1	22.7	
	Median		184.9	17.4	

Merger Transactions in DFW Market-Banks Between $100 million and $1 billion

With NPAs/Assets less than 3% - Source: SNL Financial LC